Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Quarter
 Ended September 30, 2015

For Immediate Release
Tuesday, October 20, 2015

Madison, Indiana – October 20, 2015– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2015.

Net income for the quarter ended September 30, 2014 was $1.29 million, or $0.51 per share. Net income for the like period in 2014 was $1.12 million, or $0.42 per share. The return on average assets for the three-month period ended September 30, 2015 was 0.99% and the return on average equity was 9.22%. Those respective ratios were 0.88% and 7.90% for the like period in 2014.

Financial highlights for the third quarter ended September 30, 2015 included:
•
Outstanding net loan balances grew by $7.5 million over the preceding twelve-month period, while deposit balances grew by approximately $3.6 million. Overall, total assets grew by $9.2 million from the balances recorded as of September 30, 2014.

•
Classified assets, defined as substandard assets (primarily loans or investments) and real estate owned, showed an 18% improvement, period to period. Those problem assets dropped from $17.1 million as of September 30, 2014 to $14.1 million on September 30, 2014.

•	Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 1.60%. That same percentage was 2.29% as September 30, 2014.
•	Noninterest expense for the third quarter increased by a modest $165,000 over the third quarter 2014, primarily as the result of increases in salaries and benefits during 2015.

“We are pleased to announce solid improvements in our balance sheet structure. The number and dollar amount of classified assets acquired in the 2012 acquisition of Dupont State Bank continue to dramatically improve,” said Matthew P. Forrester, President and CEO. “Time and the patience to work with customers impacted by the recession have yielded positive outcomes for all parties.”

For the nine-month period ended September 30, 2015, net income was $4.3 million, or a 29% improvement over the $3.3 million reported as of September 30, 2014. Diluted earnings per share for the 2015 period were $1.70, while the same period in 2014 was $1.66 per share. Return on average assets was 1.11% for the period ended September 30, 2015 and was 0.90% for the like period in 2014.

Comparing the nine-month periods ended September 30, 2015 and 2014, the Corporation saw slightly improving net interest margins, and lower provision for loan losses. Non-interest income was slightly higher, as was non-interest expense when comparing the periods. Expense associated with carrying and disposing of real estate owned and premises held for sale decreased by $248,000 in 2015 compared to the same period in 2014.

Assets totaled $513.7 million as of September 30, 2015, an increase of approximately $9.2 million, from the $504.5 million reported as of September 30, 2014. Net loans, including loans held for sale, were $329.7 million as of September 30, 2015, an increase of $7.5 million from the balances reported as of September 30, 2014. Deposits totaled $400.7 million as of September 30, 2015, an increase of $3.6 million from the $397.1 million reported September 30, 2014.

As of September 30, 2015, the allowance for loan losses (ALL) totaled $3.7 million, but does not include amounts recognized as “credit market” adjustments on purchased credit-impaired loans. Those loans have a separate and identified “mark” at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on September 30, 2014 was $3.9 million.

Stockholders’ equity as of September 30, 2015 was $55.6 million. Book value per common share was $22.14, and tangible book value per common share was $21.94.

As of September 30, 2015, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The last reported trade of “RIVR” stock on October 19, 2015 was at $22.10.

Forward – Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information

	At or For the		At or For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollar Amounts In Thousands, Except Per Share Amounts)

Assets			$513,702	$504,485
Net loans, including loans held for sale (net of ALL)			329,670	322,167
Allowance for loan losses (ALL)			3,727	3,940
Deposits			400,658	397,102
Borrowings and advances			50,967	46,881
Stockholders’ equity			55,645	56,288

Total interest income	$4,965	$4,909	15,292	14,508
Total noninterest income	1,213	1,072	3,482	3,319
Loss on real estate held for sale and premises held for sale	(113)	(35)	(57)	(305)
Interest expense	831	839	2,508	2,599
Noninterest expense	3,682	3,517	10,699	10,325
Provision for loan losses	99	149	297	347
Tax expense	166	322	924	926
Net income	1,287	1,119	4,289	3,325

ROAA	0.99%	0.88%	1.11%	0.90%
ROAE	9.22	7.90	10.50	10.26
Earnings per common share	$0.51	$0.42	$1.71	$1.66
Diluted earnings per common share	0.51	0.42	1.70	1.66
Book value per common share			22.14	20.40
Tangible book value per common share			21.94	20.17

Disclosure Regarding Non-GAAP Financial Measures
Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.
The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Nine Months Ended September 30,
	2015	2014
	(In Thousands, Except Share Data)

Total stockholders’ equity	$55,645	$56,288
Less:
Preferred equity	0	5,000
Goodwill and intangible assets (not including deferred tax assets)	482	556
Tangible common equity	$55,163	$50,732

Common shares outstanding at period end	2,513,696	2,513,696

Book value per common share	$22.14	$20.40
Effect of intangible assets	(0.19)	(0.22)
Tangible book value per common share	$21.94	$20.18

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949